malonebailey LLP
CERTIFIED PUBLIC ACCOUNTING FIRM

January 17, 2019

To the Board of Directors
APT Systems, Inc.
505 Montgomery Street 11th Floor
San Francisco, CA 94111

Board:

MaloneBailey is hereby declining to stand for re-election as the auditor for APT Systems, Inc. effective as of the date of this letter.

We will cooperate with your successor auditor. To facilitate that process, please send us a letter authorizing us to make any requested disclosures to your new auditor. Without such a letter, we are ethically prohibited from communicating with others regarding your company's affairs.

The Company is obligated to file a Form 8-K with the SEC within four business days from the date of this letter. Please provide the Form 8-K to us as soon as it is prepared so that we may provide our Exhibit 16.1.

We look forward to helping you make a smooth transition with your new accountants. We wish you and APT Systems, Inc. well in the future.

Respectfully,

Malone Bailey, LLP

MaloneBailey, LLP

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